Exhibit 10.07
NON-QUALIFIED STOCK OPTION AGREEMENT

pursuant to the

VITAMIN SHOPPE 2009 EQUITY INCENTIVE PLAN
* * * * *
Optionee: ____________________
Grant Date: ____________________
Per Share Exercise Price: ____________________
Number of Option Shares subject to this Option: ____________________
* * * * *
THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Vitamin Shoppe, Inc., a company organized in the State of Delaware (the “Company”), and the Optionee specified above (the “Optionee”), pursuant to the Vitamin Shoppe 2009 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”); and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the non-qualified stock option provided for herein to the Optionee;
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the option hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Optionee hereby acknowledges receipt of a true copy of the Plan and that the Optionee has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Option. The Company hereby grants to the Optionee, as of the Grant Date specified above, a non-qualified stock option (this “Stock Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of Option Shares specified above (the “Option Shares”).

1190.2

3.    No Dividend Equivalents. The Optionee shall not be entitled to receive a cash payment in respect of the Option Shares underlying this Stock Option on any dividend payment date for the Shares.
4.    Exercisability of this Stock Option. Provided the Optionee is then Employed by (as defined below) the Company and/or one of its Subsidiaries or Related Companies, the Stock Options shall become unrestricted, vested, and exercisable, as described below.
4.1    This Stock Option shall become unrestricted, vested, and exercisable: (i) as to the first 33% of the Stock Option, on the first anniversary of the Grant Date specified above; (ii) as to the next 33% of the Stock Option, on the second anniversary of the Grant Date specified above; and (iii) as to the final 34% of the Stock Option, on the third anniversary of the Grant Date specified above
4.2    Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this Stock Option shall expire and shall no longer be exercisable after the expiration of ten years from the Grant Date (the “Option Period”).
4.3    If the Optionee is no longer Employed by the Company and/or its Subsidiaries or Related Companies due to the Optionee’s death or Disability (as defined in Sections 4.5 below), this Stock Option shall become fully vested and exercisable as of the date of any such termination.
4.4    If the Optionee is no longer Employed by the Company and/or its Subsidiaries or Related Companies due to the Optionee’s Retirement (as defined in Sections 4.6 below), this Stock Option shall continue to vest as if the Optionee continued to be Employed by the Company through each applicable vesting date specified in Section 4.1 above).
4.5    For purposes of this Agreement, “Disability” shall mean the Optionee’s inability, with reasonable accommodation, to perform effectively the essential functions of the Optionee’s duties hereunder because of physical or mental disability for a cumulative period of 180 days in any consecutive 210-day period or other long term disability under the terms of the Company's long-term disability plan, as then in effect
4.6    For purposes of this Agreement, “Retirement” shall have the same meaning set forth in any employment agreement between the Company (or any Subsidiary or Related Company) and the Optionee and in the absence of such an agreement, “Retirement” means the Optionee’s voluntary termination from employment so long as the Optionee (i) is at least 62 years of age and (ii) has been Employed by the Company (or any Subsidiary or Related Company) for at least five (5) years.
4.7        Notwithstanding any provision contained in this Section 4 to the contrary, in the event of a Change of Control, if (i) the acquirer fails to assume the Stock Option held by the Optionee or (ii) the acquirer assumes the Stock Option held by the Optionee but within two years of a Change of Control following the Grant Date, the Optionee is terminated by Company for any reason other than for Cause (as defined below) or terminates voluntarily after experiencing an Adverse Change in Status (as defined below), any Stock Option then held by the Optionee shall become fully unrestricted, vested, and exercisable upon such termination. For purposes of this Agreement “Adverse Change in Status” shall mean either of the following which occurs without written consent of the Optionee and which is not remedied by the Company within thirty (30) days after the Optionee gives written notice to the Board, which written notice must be provided within ninety (90) days of being advised of such change: (i) a material adverse change in the Optionee’s total compensation, function, duties, title or responsibilities from those in effect at the time of the Change of Control; or (ii) if the Optionee is required to permanently commute or relocate more than a fifty (50) mile radius from the Company’s office location at the time of the Change of Control but only if such new commute increases the Optionee’s commute prior to the change.
4.8    The Committee may, in its sole discretion, accelerate the exercisability of any portion of the unexercisable portion of this Stock Option at any time. In no event shall this Stock Option be exercisable for a fractional Share.
5.    Method of Exercise and Payment. This Stock Option shall be exercised by the Optionee by delivering to the Chief Financial Officer of the Company or his/her designated agent on any business day a written notice, in such manner and form as may be required by the Company, specifying the number of Option Shares the Optionee then desires to acquire (the “Exercise Notice”). The Exercise Notice shall be accompanied by payment of the aggregate Per Share Exercise Price specified above for such number of the Option Shares to be acquired upon such exercise. Such payment shall be made in the manner set forth in Section 5.6 of the Plan.
6.    Termination of Employment.
6.1    Except as otherwise set forth in this Section 6, if the Optionee’s employment with the Company and/or one of its Subsidiaries or Related Companies terminates for any reason, any then unvested and/or unexercisable portion of this Stock Option shall be forfeited by the Optionee and cancelled by the Company automatically for no consideration. For purposes of this Agreement, “Employed by, or employed with,” means continued service to the Company and/or one of its Subsidiaries or Related Companies as an Employee, Independent Contractor or Member of the Board.
6.2    If the Optionee’s employment is terminated for Cause (as defined below) all outstanding Stock Options will terminate immediately. If the Optionee’s employment with the Company and/or one of its Subsidiaries or Related Companies terminates for any reason other than for Cause or due to the Optionee’s death or Disability, the Optionee’s rights, if any, to exercise any then exercisable portion of this Stock Option shall terminate ninety (90) days after the date of such termination, but not beyond the expiration of the Option Period, and thereafter this Stock Option shall be forfeited by the Optionee and cancelled by the Company for no consideration. For purposes of this Agreement, “Cause” means any of the following: (i) theft or misappropriation of funds or other property of the Company; (ii) alcoholism or drug abuse, either of which materially impair the ability of the Optionee to perform his/her duties and responsibilities hereunder or is injurious to the business of the Company; (iii) the conviction of a felony or pleading guilty or nolo contender to a felony involving moral turpitude; (iv) intentionally causing the Company to violate any local, state or federal law, rule or regulation that harms or may harm the Company in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company which materially affects the Company, not remedied within thirty (30) days after receipt of written notice from the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer, any other executive(s) of the Company to whom the Optionee reports, or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the Optionee by the Chief Executive Officer, any other executive(s) of the Company to whom the Optionee reports or the Board consistent with the Optionee’s functions, duties and responsibilities, in each case, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company; (vii) breach (other than by reason of physical or mental illness, injury, or condition) of any other material obligation to the Company that is or could reasonably be expected to result in material harm to the Company not remedied within thirty (30) days after receipt of written notice of such breach from the Company; (viii) violation of the Company's operating and or financial/accounting procedures which results in material loss to the Company, as determined by the Company; or (ix) violation of the Company's confidentiality, non-compete or non-solicit requirements (including those set forth in this Agreement) or Code of Business Conduct.
6.3    If the Optionee’s employment with the Company and/or one of its Subsidiaries or Related Companies is terminated due to the Optionee’s death or Disability, the Optionee (or, in the case of the Optionee’s death, the Optionee’s estate, designated beneficiary or other legal representative, as the case may be, as determined by the Committee) shall have the right to exercise this Stock Option at any time within the one (1) year period following such termination, but not beyond the expiration of the Option Period, and thereafter this Stock Option shall be forfeited by the Optionee and cancelled by the Company.
6.4    If the Optionee’s employment with the Company and/or one of its Subsidiaries or Related Companies is terminated due to the Optionee’s Retirement, the Optionee (or, in the case of the Optionee’s death, the Optionee’s estate, designated beneficiary or other legal representative, as the case may be, as determined by the Committee) shall have the right, to the extent exercisable immediately prior to any such termination or as to when the remaining unexercisable portion of the Stock Option becomes exercisable following any such termination, to exercise this Stock Option at any time within the three (3) year period following such termination, but not beyond the expiration of the Option Period, and thereafter this Stock Option shall be forfeited by the Optionee and cancelled by the Company.
6.5    The Committee may, in its sole discretion, determine that all or any portion of this Stock Option, to the extent exercisable immediately prior to the Optionee’s termination of employment with the Company and/or one of its Subsidiaries or Related Companies for any reason, may remain exercisable for an additional specified time period after the relevant period specified above in this Section 6 expires (subject to any other applicable terms and provisions of the Plan and this Agreement), but not beyond the expiration of the Option Period.
6.6    If the Related Company of the Company employing the Optionee ceases to be an Related Company of the Company, that event shall be deemed to constitute a termination of employment described in Section 6.2 above (in connection with such termination of employment, the provisions in Section 6.1 would also be applicable).

7.    Special Rules Regarding Restrictive Covenants. In the event that the Optionee fails to comply with any of the restrictive covenants set forth in this Section 7, the Company may terminate outstanding Stock Options.
7.1    Confidentiality. The obligation of confidentiality by the Optionee set forth in the Company's agreements(s) with the Optionee or policies of the Company binding on or covering the Optionee shall remain in effect for perpetuity regardless of any cessation of payment pursuant to this Agreement, such that the Optionee shall not disclose confidential information of or pertaining to the Company at any time.
7.2    Non-Competition. During the period of a Optionee’s employment and for one year thereafter (or two years thereafter, in the event of a termination following a Change of Control), the Optionee shall not, without the Company's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies (the "Competitive Products") if, except with respect to the companies listed below, the sale/distribution of the Competitive Products represent one third (1/3) or more of such business or organization’s gross sales in the proceeding twelve (12) months from the Optionee’s termination of employment date (the "Competitive Business"); provided, however, that the Optionee can work for a business or organization (other than the companies listed below) that sells Competitive Products that is less than one third (1/3) of such gross sales only if the Optionee is not directly or indirectly involved in that part of the business or organization that deals with, or has knowledge of, the Competitive Products. Notwithstanding, and without limiting, the foregoing, the following companies constitute a Competitive Business: GNC, Rite Aid, Whole Foods, Vitacost, Walgreens, CVS, Nature's Bounty, Bodybuilding.com, Swanson, Sprout's Sunflower Markets and Vitamin Cottage. Notwithstanding the foregoing, the Optionee may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.
7.3    Non-Solicitation. During the period of a Optionee’s employment and for one year thereafter (or two years thereafter, in the event of a termination following a Change of Control), the Optionee shall not directly or indirectly (i) cause any person or entity to, either for the Optionee or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the officers or employees of the Company who were employed by the Company during the twelve (12) months prior to the termination date of the Optionee’s employment; or (ii) cause any other person or entity to, either for the Optionee or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business or vendors of the Company.

7.4    Remedies. The Optionee and the Company acknowledge that the restrictions imposed by this Section 7 are reasonably necessary to protect the legitimate business interests of the Company, and that the Company would not be willing to offer the Stock Option pursuant to this Agreement in the absence of such agreement. The Optionee agrees that any breach of this 7 by the Optionee would cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus if the Company prevails with respect to any dispute between the Company and the Optionee as to the interpretation, terms, validity or enforceability of this Section 7, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Section 7. The Optionee further acknowledges and agrees that any period of time during which he or she is in violation of the covenants set forth in this Section 7 shall be added to the applicable restricted period. Resort to such equitable relief shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.
7.5    Forfeiture and Repayment. The Optionee may be required to repay to the Company the proceeds received in connection with, or return to the Company, the Option Shares: (i) if during the course of employment the Optionee engages in conduct, or it is discovered that the Optionee has engaged in conduct, that is (x) materially adverse to the interest of the Company, which include failures to comply with the Company's written rules or regulations and material violations of any agreement with the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities occurring during or after employment; (ii) if during the course of employment, the Optionee competes with, or engages in the solicitation and/or diversion of customers, vendors or employees of, the Company or it is discovered that the executive employee has engaged in such conduct; (iii) if following termination of employment, the Optionee violates any post-termination obligations or duties owed to, or any agreement with, the Company, which includes this Agreement, any employment agreement and other agreements restricting post-employment conduct; (iv) if following termination of employment, the Company discovers facts that would have supported a termination for Cause had such facts been known to the Company before the termination of employment; and (v) if compensation that is promised or paid to the Optionee is required to be forfeited and/or repaid to the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under this Agreement.

8.    Non-transferability.
8.1    Except as provided herein, this Stock Option, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee), other than by testamentary disposition by the Optionee or by the laws of descent and distribution, (ii) shall not be pledged, encumbered or otherwise hypothecated in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee) and (iii) shall not be subject to execution, attachment or similar legal process.

Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate this Stock Option, or the levy of any execution, attachment or similar legal process upon this Stock Option, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.
8.2    During the Optionee’s lifetime, the Optionee may, with the consent of the Committee, transfer without consideration all or any portion of this Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family. For purposes of this Agreement, “Immediate Family” means the Optionee’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws, and all such relationships arising because of legal adoption; provided, however, that any such Immediate Family, or any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms and provisions of this Agreement and the Plan.
9.    Entire Agreement; Amendment. This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Optionee. The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.
11.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Optionee’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Stock Option (or exercise thereof) and, if the Optionee fails to do so, the Company may otherwise refuse to issue or transfer any Option Shares otherwise required to be issued pursuant to this Agreement.
12.    No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Company. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Related Companies or Affiliates to terminate the Optionee’s employment or service at any time, for any reason and with or without cause.
13.    Notices. Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
13.1    If such notice is to the Company, to the attention of the Secretary of Company or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.
13.2    If such notice is to the Optionee, at his or her address as shown on the Company’s records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.
14.    Compliance with Laws. The issuance of this Stock Option (and the Option Shares upon exercise of this Stock Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Stock Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.
15.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Optionee shall not assign (except as provided by Section 9 hereof) any part of this Agreement without the prior express written consent of the Company.
16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
17.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
18.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
19.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set his hand, all as of the Grant Date specified above.
VITAMIN SHOPPE, INC.
By:
Name: David M. Kastin
Title: Senior Vice President, General Counsel & Corporate Secretary

Optionee:
Name:

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